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                                                                    Exhibit 99.1
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MEDIA RELATIONS CONTACTS:

Jay Seaton                                  Stephanie Casey
NaviSite, Inc.                              Greenough Communications Group
978.946.8651                                617.275.6512
jseaton@navisite.com                        scasey@gcgpr.com
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INVESTOR RELATIONS CONTACT:

Jay Seaton
NaviSite, Inc.
978.946.8651
jseaton@navisite.com
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                     NAVISITE ANNOUNCES MANAGEMENT CHANGES


ANDOVER, MASS., JULY 18, 2001 - NaviSite, Inc. (Nasdaq: NAVI) announced today the voluntary resignation of its President and Chief Executive Officer, Joel B. Rosen, effective July 31, 2001. Mr. Rosen has served as a member of the Board of Directors and President and CEO of NaviSite since April 1999, and he will remain a consultant to NaviSite.

NaviSite has appointed Trish Gilligan, NaviSite's Chief Operating Officer, as acting Chief Executive Officer. Ms. Gilligan joined NaviSite's management team in June 2000 as COO and brings to her new position more than 21 years of management experience in fast-growth technology companies.

"Joel Rosen has led NaviSite's revenue growth from $10 million to $100 million, while building a strong management team, delivering higher metrics of performance of service and lowering operating costs," commented David S. Wetherell, Chairman of NaviSite's Board of Directors. "We appreciate his valuable contributions and wish him well in the future. Trish Gilligan has been instrumental in driving NaviSite's operational excellence and the Board has great confidence that under her leadership, NaviSite will continue to set the standards for efficiently delivered managed and streaming services."

As COO at NaviSite, Ms. Gilligan had executive management responsibility for the Company's service delivery and operations. Ms. Gilligan previously served as Vice President of East Coast Operations at I-Cube, now a part of Razorfish, at a time when I-Cube was growing over 100% annually. She had responsibility for managing the delivery of a complex set of Web and client- server services. Previously, Gilligan served as the Chief Information Officer of Cahners Publishing, Inc. As a managing partner at Keane Inc., she managed hundreds of consultants and sales reps and built several regional operations for the company. Most recently, prior to arriving at NaviSite, Ms. Gilligan was Vice President of Worldwide Services at Bedford, Mass.- based Incentive Systems, an incentive compensation application developer. Ms. Gilligan is affiliated with the Society for Information Managers CIO Executive Program, the Babson Center for Information Management, and the Gartner Group CIO Executive Program.

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"My plans are to continue to closely manage our expense structure while focusing on the delivery of the high quality and performance metrics our customers expect," stated Trish Gilligan. "As an example, through automation and process improvement, we have lowered the labor costs required to provide managed services by 84% over the last ten months. We have accomplished this without in any way compromising our ability to continue to deliver industry leading operational service metrics."

The Company also announced that Andrew Hajducky, who recently left CMGI, has resigned from NaviSite's Board of Directors, and that George A. McMillan, CMGI's Chief Financial Officer, has been elected to the Board.

ABOUT NAVISITE, INC.

NaviSite, Inc. is a leading provider of outsourced Web hosting and managed application services for companies conducting mission-critical business on the Internet, including enterprises and other businesses deploying Internet applications. The Company's goal is to help customers focus on their core competencies by outsourcing the management and hosting of their Web operations and applications, allowing customers to fundamentally improve the ROI of their web operations. NaviSite is a majority-owned operating company of CMGI, Inc. with minority investment from Microsoft Corporation.

NaviSite's SiteHarbor(R) solutions provide secure, reliable, co-location and high- performance hosting services, including high-performance Internet access, and high- availability server management solutions through load balancing, clustering, mirroring and storage services. In addition, NaviSite's enhanced management services, beyond basic co-location and hosting, are designed to meet the expanding needs of businesses as their Web sites and Internet applications become more complex and as their needs for outsourcing all aspects of their online businesses intensify. The Company's application services, which include application hosting, management and rental, provide cost-effective access to, as well as rapid deployment and reliable operation of, business-critical applications, including managed services for streaming media.

For more information about NaviSite, please visit www.navisite.com or by phone on the East Coast call 888-298-8222, on the West Coast call 888-929-0401. NaviSite is headquartered at 400 Minuteman Road, Andover, MA 01810.

This release contains forward-looking statements which address changes in management at the Company, including the Company's ability to quickly implement these changes. The following important factors and uncertainties, among others, could affect the ability of the new management team to succeed: NaviSite may experience difficulties integrating technologies, operations and personnel of acquisitions; domestic demand for NaviSite's products and services in the enterprise and other sectors may not grow as fast as expected and international demand and/or business model may not materialize; increased competition and technological changes in the markets in which NaviSite competes; possible failure of new and existing internal and external products and systems or internal infrastructure, streamOS and/or CDNs; and cost cutting and margin improvement efforts may not have their intended result; a number of competitive market factors, including changes in or an inability to execute NaviSite's business strategy, unanticipated changes in the hosting industry, the economy in general and changes in the use of the Internet. For a detailed discussion of these and other cautionary statements, please refer to the filings made by each of NaviSite and CMGI with the Securities and Exchange Commission, including, without limitation, the most recent Quarterly Report on Form 10-Q of NaviSite and the Annual Report on Form 10-K of NaviSite for the most recently ended fiscal year. NaviSite disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in NaviSite expectations with regard thereto or any change in events, conditions, circumstances on which such statements are based.